UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Ryerson Inc.

(Name of Registrant as Specified In Its Charter)

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On August 14, 2007, Ryerson Inc. issued the following press release and letter to stockholders.

Contacts:

Investors:

Terence R. Rogers

VP Finance and Treasurer

773.788.3720

Media:

Cindy Leggett-Flynn/Stan Neve

Brunswick Group

212.333.3810

FOR IMMEDIATE RELEASE

RYERSON URGES STOCKHOLDERS TO REJECT HARBINGER’S SLATE

Harbinger Offers No Premium, No Plan, No Management Team

And No Opinion on Platinum Transaction

Chicago, IL, August 14, 2007 – Ryerson Inc. (NYSE: RYI) today sent a letter to company stockholders urging them to reject Harbinger’s hand-picked slate of nominees at Ryerson’s upcoming annual meeting.

Neil Novich, Chairman and Chief Executive Officer of Ryerson, said: “Harbinger is asking Ryerson’s stockholders to hand over control of their company without saying whether or not Harbinger’s nominees will complete the sale to Platinum, without compensating stockholders, without a strategy, operating plan or management team, and importantly in today’s credit environment, without securing committed financing for approximately $900 million of debt that would become due upon a change in control of the Board.”

“We find Harbinger’s rhetoric describing our strategic review process as ‘flawed’ both inaccurate and hypocritical. Our Board engaged in an exhaustive process, contacting over 50 parties during the review and negotiated a go-shop provision in the deal, which has kept the door open for other bidders. In fact, Harbinger was invited to be part of this process and declined twice. Instead, they put forward several nominees that oversaw what many would consider to be the very definition of a flawed process when these individuals served on the board of Metals USA.”

Novich concluded: “We urge our stockholders to support our current capable, independent Board of Directors to be assured of keeping their opportunity to vote on the Platinum transaction for $34.50 per share.”

Following is a copy of the letter Ryerson sent to its stockholders on August 14, 2007:

REJECT THE HARBINGER SLATE

DON’T GIVE HARBINGER CONTROL OF YOUR BOARD

August 14, 2007

Fellow Stockholders,

YOU HAVE TWO IMPORTANT DECISIONS TO MAKE IN THE NEAR FUTURE: THE ELECTION OF DIRECTORS AND THE SALE TO PLATINUM EQUITY

On August 23, 2007, stockholders will elect the Board of Directors at the Annual Meeting, and in a few months, we expect to have a special meeting to ask you to approve a merger with Platinum Equity in which stockholders will receive $34.50 per share in cash.

Harbinger Capital has proposed a slate of nominees in an attempt to take control of your Board at the Annual Meeting.

Harbinger is asking you to hand Ryerson over to them:

•	WITHOUT SAYING WHETHER OR NOT THEY WILL COMPLETE THE SALE TO PLATINUM AT $34.50 PER SHARE
•	WITHOUT PAYING A PREMIUM TO YOU FOR CONTROL OF THE COMPANY
•	WITHOUT SECURING COMMITTED FINANCING TO REPLACE THE APPROXIMATELY $900 MILLION OF DEBT THAT COMES DUE UPON A CHANGE IN THE BOARD
•	WITHOUT PROVIDING A STRATEGY, AN OPERATING PLAN OR A MANAGEMEMT TEAM

Your Board of Directors negotiated and recommends the merger with Platinum Equity for $34.50 per share. We ask for your support at the Annual Meeting.

If Harbinger gets control of your Board, its nominees can terminate the agreement with Platinum Equity and deprive you of the opportunity to receive $34.50 for each share of stock you own. Are the Harbinger nominees FOR or AGAINST the $34.50 per share merger? They won’t tell you. If they terminate the merger agreement, how do they propose to operate the Company and refinance the approximately $900 million of debt that would come due upon a change in the Board? They won’t tell you.

Don’t take a chance on your investment in the Company. Support your Board of Directors and reject the Harbinger slate.

Platinum Equity: An Exhaustive Process and a Full and Fair Premium

In February 2007, the Board of Directors publicly announced a strategic review process with the assistance of UBS Investment Bank. The Board reviewed the Company’s strategic plans, considered possible alternatives and explored whether a proposal to acquire the Company at a price in the best interests of stockholders could be obtained. Over 50 parties were contacted, including mill and service centers, as well as financial buyers. All interested parties were invited to participate.

Harbinger was invited to participate in the process but DECLINED TWICE. Harbinger and its nominees made no suggestions for the review process, identified no parties to be sought out, had no alternatives to be considered, and had no plans or suggestions as to how the Company might operate differently on a standalone basis. They had no opinions and contributed nothing to the process. Now they want control of the Company for free.

On July 24, 2007, Ryerson agreed to be acquired by Platinum Equity for $34.50 per share, which represents a:

•	15% premium over Ryerson’s closing share price of $30.01 on February 13, 2007, the day prior to the announcement of the Board’s review of strategic alternatives
•

45% premium over the closing share price of $23.77 on December 13, 2006; the day Harbinger, made a filing with the Securities and Exchange Commission indicating it was considering taking a number of actions regarding its investment in Ryerson

•	36% premium over the 2006 average price of $25.39

Your Board of Directors concluded that the $34.50 per share merger agreement with Platinum Equity, for which Platinum Equity has fully committed financing, represents a fair price for the Company and is in the best interests of stockholders.

You - Not Harbinger - Should Decide the Future of the Company

Your Board of Directors believes it deserves your support and re-election so that over the next few months it can hold a special meeting of stockholders to vote on the Platinum Equity merger agreement. Your Board believes that it is best to complete this transaction at $34.50 per share or—should a higher offer be presented—at a higher price. We believe this course is better than remaining an independent, publicly traded company. That is our plan for the future of your Company.

What plans do Harbinger’s nominees have for your investment?

Do they support the $34.50 per share merger agreement or would they terminate it before you could consider accepting it?

They would have the power to terminate the $34.50 per share merger agreement without putting it to your vote. If they did, what operating and strategic changes would they make to give you a better value? How long would it take to get that value?

If they take control of the Board, much of the Company’s debt must be refinanced. How in the currently troubled debt markets would they refinance the $1.5 billion of debt and financing facilities, including the approximately $900 million of debt that would accelerate upon their taking control of the Board? What would it cost YOU, the stockholders?

Harbinger’s nominees have no answers to these questions. They want your support without telling you what they would do. They have said that, if elected, they would then “initiate” an analysis of selling the Company for $34.50 per share. What have they been waiting for? The strategic review process was announced seven months ago! They declined our invitation to learn more about the Company and participate in the strategic review process. Incredibly, not one Harbinger nominee has ever asked to meet with your Board of Directors or management to learn more about the Company. None of them asked to visit any of our facilities.

Harbinger claims its nominees are veterans of the metal services and related industries with years of invaluable experience and expertise. So why can’t these “experts” answer the simple question of whether or not they will terminate the deal? What changes they would make to try to improve operations? Why don’t they explain how they would refinance the Company’s debt?

Harbinger appears to have selected the wrong slate of nominees for your Board.

How Three Harbinger Nominees Ran Their Process to Sell a Public Company

Perhaps the one thing we do know about three of the Harbinger nominees (Messrs. Davis, Dienst and Morris) is the process they employed to sell one public company. These individuals were directors of Metals USA in 2002 through 2005, when it was sold to a private equity firm. They presided over a process that exhibits many of the deficiencies criticized by corporate governance experts. It began with a private equity firm approaching the Chief Executive Officer of Metals USA, who ended up with an employment agreement and was able to purchase equity in the buyer. The board did not run an auction. It contacted no strategic or other financial buyers. Despite the fact that it negotiated with only one private equity firm, the board did not obtain a “go-shop” provision in the merger agreement to allow it to seek out higher bids for a period. The board’s principal investment banker, who participated in negotiations with the buyer on behalf of Metals USA, was allowed by the board, at the same time, to work for the buyer to obtain financing. These directors approved a sale price representing 4X Metals USA’s trailing EBITDA, one of the lowest multiples for a comparable transaction in the service center industry. At the end of the process, one of the Harbinger nominees (Mr. Dienst), a non-employee director, was given a $500,000 bonus, conditioned on the merger closing.

No auction, no “go shop”, a conflicted investment banker, a comparatively low price and half a million dollars paid to a director — conditioned on the closing of the merger. Do you want individuals who were content to allow this process to take place to become directors of your company? Based on their track record, what price would they get for your investment?

Harbinger is Pushing Flawed, Self-Serving Analysis

Harbinger continues to cling to flawed metrics on which to base its arguments on financial performance, using non-standard accounting calculations, made up “composite indexes” we believe are contrived to mislead you and picking and choosing companies for comparison just to prove their point.

Why do they do this? Because the real numbers tell a different story.

In fact, Ryerson steadily improved profitability versus our peers since 2001. The Company has made significant progress on the internal initiatives that form the core of our strategic plan, demonstrating excellent cost control, continued inventory reductions – reaching the lowest level since the acquisition of Integris Metals—and improvements in inventory turnover. In the first half of 2007, Ryerson outperformed 75% of publicly-listed peers. (For a detailed analysis of our financial performance, please see our August 2007 investor presentation on the Investor section of our website: www.ryerson.com)

Vote for Experienced Directors Who Tell You Their Plans for Your Company

Your Board of Directors has outlined its plan for the Company.

Harbinger’s nominees have no position on the $34.50 merger, no operating changes for the Company, and no plans on how to refinance the debt that would be accelerated if they get control of your Board.

Your vote at this year’s upcoming annual meeting is critical to the future of Ryerson. Whether or not you expect to attend the meeting, we ask you to vote the WHITE PROXY CARD, FOR your Board and AGAINST Harbinger’s proposals.

Don’t take a chance with your Company’s future on Harbinger’s “blank” slate.

Don’t risk losing $34.50 cash per share from the merger with Platinum.

We thank you for your support and look forward to seeing you or receiving your votes on August 23, 2007.

Sincerely,

Neil S. Novich

Chairman, President, and Chief Executive Officer

###

Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

In connection with its proposed merger with an affiliate of Platinum Equity, LLC, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson. Security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s proxy statement in connection with its 2007 annual meeting of stockholders, which was filed with the SEC on July 31, 2007. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in such proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

If you have any questions, require assistance with voting your WHITE proxy card,

or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

Email: proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

or

TOLL-FREE (800) 322-2885